Consent of Independent Registered Public Accounting Firm

The Board of Directors
Kansas City Life Insurance Company:

We consent to the use of our report dated February 28, 2013 with respect to the consolidated balance sheets of Kansas City Life Insurance Company (the Company) and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2012; and to the use of our report dated April 26, 2013 with respect to the statement of net assets of Kansas City Life Variable Universal Life Separate Account (comprising individual subaccounts as listed in note 1 to the financial statements) as of December 31, 2012, and the related statement of operations for the year or period then ended; the statements of changes in net assets for each of the years or periods in the two-year period then ended; and financial highlights for each of the years or periods in the five-year period then ended, which reports appear in the Statement of Additional Information accompanying the Prospectus of Century II Survivorship Variable Universal Life, included in the Post-Effective Amendment No. 18 of the Registration Statement under the Securities Exchange Act of 1933 (File No. 333-25443) on Form N-6 and to the reference to our firm under the heading “Experts”, also in the Statement of Additional Information.

As discussed in note 3 to the consolidated financial statements, effective January 1, 2012, the Company modified the types of costs incurred that can be capitalized when issuing or renewing insurance contracts due to the prospective adoption of Financial Accounting Standards Board Accounting Standards Update (ASU) No. 2010-26, Accounting for Costs associated with Acquiring or Renewing Insurance Contracts.

/s/ KPMG LLP

Kansas City, Missouri
April 30, 2013